SULLIVAN & WORCESTER	Sullivan & Worcester LLP 1666 K Street, NW Washington, DC 20006	T 202 775 1200 F 202 293 2275 www.sandw.com

May 14, 2009

Calvert Tax-Free Reserves
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Ladies and Gentlemen:

            We have been requested by Calvert Tax-Free Reserves, a Massachusetts business trust with shares of beneficial interest (the "Company" or "CTFR") established under the Declaration of Trust dated October 20, 1980 (the "Declaration"), for our opinion with respect to certain matters relating to the Calvert Tax-Free Bond Fund (formerly CTFR Long-Term Portfolio) (the "Acquiring Fund"), a series of the Company. We understand that the Company will be filing an amendment to its Registration Statement on Form N-14 (File No. 333-158372) for the purpose of registering shares of the Company ("Acquiring Fund Shares") under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the CTFR Limited-Term Portfolio and CTFR Vermont Municipal Portfolio, each a series of the Company, and Calvert National Municipal Intermediate Fund, a series of Calvert Municipal Fund, Inc., in exchange solely for Acquiring Fund Shares pursuant to Agreements and Plans of Reorganization, the forms of which are included in the Form N-14 Registration Statement (each a "Plan", and collectively, the "Plans"). Each of CTFR Limited-Term Portfolio, CTFR Vermont Municipal Portfolio and Calvert National Municipal Intermediate Fund are referred to herein as an "Acquired Fund" and, collectively, as the "Acquired Funds".

            We have, as counsel, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plans, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

            Based upon the foregoing, and assuming the approval by shareholders of the applicable Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on July 13, 2009, it is our opinion that the Acquiring Fund Shares currently being registered, when issued in accordance with the applicable Plan and the Company's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

            We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP